CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

FORWARD INDUSTRIES, INC.

(Under Section 805 of the Business Corporation Law)

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies:

1.         The name of the Corporation is “Forward Industries, Inc.” (the “Corporation”).  The name under which the Corporation was originally form is Progress Heat Sealing Co., Inc.

2.         The original Certificate of Incorporation of the Corporation was filed with the Department of State on March 6, 1961.

3.         The Corporation is authorized to issue a total of 44,000,000 shares, consisting of 40,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 4,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). An amendment of the Corporation’s Certificate of Incorporation effected by this Certificate of Amendment to add the designations, rights and preferences of 6% Senior Convertible Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”) is hereby made.

To effect the foregoing, a new Article FIFTH of the Corporation’s Certificate of Incorporation, relating to the Convertible Preferred Stock, is hereby added, and all subsequent Articles of the Corporation’s Certificate of Incorporation are renumbered accordingly. Article FIFTH shall read in its entirety as follows.

FIFTH:  The Corporation’s Board of Directors (the “Board”) has designated 1,500,000 shares of Preferred Stock as Convertible Preferred Stock, which shall have the following designations, rights and preferences:

Section 1.  Designation and Amount; Ranking.

(a)  The shares of such series shall be designated as “6% Senior Convertible Preferred Stock.” The Convertible Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into Convertible Preferred Stock.

(b)  The Convertible Preferred Stock will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company rank (i) senior to all classes of common stock of the Corporation and the Series A Participating Preferred Stock and each other class of capital stock or series of preferred stock established after the date on which shares of the Convertible Preferred Stock were first issued (the “Original Issue Date”), by the Board, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company (collectively, “Junior Stock”), (ii) on a parity with any class of capital stock or series of preferred stock established after the Issue Date by the Board, the terms of which expressly provide that such class or series will rank on parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (“Parity Stock”) and (iii) junior to each class of capital stock or series of preferred stock established after the Original Issue Date by the Board, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (“Senior Stock”).

Section 2.  Dividends.

(a)  The holders of shares of outstanding Convertible Preferred Stock shall be entitled to receive out of any assets legally available therefor, to the extent permitted by law and subject to the terms of the Corporation’s debt agreements, if any, cumulative dividends at the rate per annum of six percent (6%) per share on the Convertible Preferred Liquidation Preference Amount (as defined below) (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like (collectively, “Stock Split Changes”) with respect to the Convertible Preferred Stock) payable in cash quarterly in arrears on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on September 30, 2013.  Such dividends shall be cumulative so that, if at any time dividends on the outstanding Convertible Preferred Stock at the rate set forth above shall not have been paid, the amount of the deficiency shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

(b)  Remaining Assets. Upon the completion of the distribution required by Section 3(a), the remaining assets and funds of the Corporation legally available for distribution to the shareholders of the Corporation shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)  Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Liquidation Preference.

(a)  Preference Amount. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Junior Stock (including, without limitation, any Common Stock) by reason of their ownership thereof, an amount per share of Convertible Preferred Stock then held by them equal to (i) $1.965 for each outstanding share of Convertible Preferred Stock, as adjusted for Stock Split Changes with respect to the Convertible Preferred Stock (the “Original Purchase Price”) plus (ii) an amount equal to any accrued and, without duplication, declared but unpaid, dividends on such share (as adjusted for Stock Split Changes with respect to the Convertible Preferred Stock) (such total amount being the “Convertible Preferred Liquidation Preference Amount”).

(b)  Remaining Assets. After the payment to the holders of the shares of Convertible Preferred Stock of the full Convertible Preferred Liquidation Preference Amount, the holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(c)  Insufficient Assets. In the event the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the Convertible Preferred Liquidation Preference Amount to which such holders are entitled pursuant to Section 3(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Convertible Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

(d)  Deemed Liquidation. For purposes of this Section 3, a Change of Control Event shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation if so elected by the holders of a majority of the then outstanding shares of Convertible Preferred Stock (the “Majority Convertible Preferred Holders”); provided, however, that in the event of such deemed liquidation upon a Change of Control Event, the Convertible Preferred Liquidation Preference Amount payable in connection with such deemed liquidation for purposes of this Section 3 shall be equal to (i) 101% of the Original Issue Price plus (ii) an amount equal to any accrued and, without duplication, declared but unpaid, dividends on such share (as adjusted for Stock Split Changes with respect to the Convertible Preferred Stock).  A “Change of Control Event” means (i) any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then-outstanding securities; (ii) the Corporation is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Corporation outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Corporation or such surviving or other entity outstanding immediately after such merger or consolidation; (iii) the sale or disposition of all or substantially all of the Corporation’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or (iv) there occurs a change in the composition of the Board such that at any time the Continuing Directors (as defined below) do not constitute a majority of the Board.   The term “Continuing Directors” means (i) individuals who on the Original Issue Date constituted the Board and (ii) any new directors whose election to the Board or whose nomination for election by the shareholders of the Corporation was approved by at least a majority of the directors then still in office (or a duly constituted committee thereof) either who were directors on the Original Issue Date or whose election or nomination for election was previously so approved.

Section 4.  Redemption.

(a)  Redemption Date and Price. The Corporation may, on any date or dates (each a “Redemption Date”) on or after the five (5) year anniversary of the Original Issue Date (provided that funds are legally available to do so), redeem all or any portion of the outstanding Convertible Preferred Stock by paying in cash therefor a sum equal to the full Convertible Preferred Liquidation Preference Amount per share as of the Redemption Date (the “Redemption Price”). Any partial redemption effected pursuant to this Section 4 shall be made on a pro rata basis among the holders of Convertible Preferred Stock in proportion to the number of shares of Convertible Preferred Stock then held by each.

(b)  Redemption Procedure. At least thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Convertible Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Sections 4(c) or 5(c), on or after the Redemption Date, each holder of Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)  Effect of Redemption; Insufficient Funds. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Convertible Preferred Stock designated for redemption in the Redemption Notice as holders of such Convertible Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their total Redemption Price applicable to their shares of Convertible Preferred Stock which are subject to redemption on such Redemption Date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(d)  Redemption Right of Holders.  In addition to the Corporation’s redemption right pursuant to paragraph (a) of this Section 4, at any time on or after the ten (10) year anniversary of the Original Issue Date (the “Redemption Right Date”), each holder of the Convertible Preferred Stock shall have the right to require the Corporation to redeem (provided that funds are legally available to do so) all or any portion of such holder’s outstanding Convertible Preferred Stock at the full Redemption Price of such shares of Convertible Preferred Stock, which right shall be exercisable by sending a written notice to the Corporation (a “Redemption Request”).  For purposes of this paragraph (d) only, the term “Redemption Price” shall mean, with respect to any shares of Convertible Preferred Stock to be redeemed pursuant to a Redemption Request, a price equal to the full Convertible Preferred Liquidation Preference Amount of such shares as of the date of such redemption.  Upon receiving any Redemption Request on or after the Redemption Right Date, (i) the Corporation shall provide a written notice to the holder that submitted the Redemption Request calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (to the extent such certificates were not included with the Redemption Request), and (ii) the Corporation shall pay the full Redemption Price in cash (out of funds lawfully available therefor) to such holder in the manner specified in such notice no later than fifteen (15) days following the date the Corporation receives such holder’s surrendered certificate or certificates (or a duly notarized affidavit of lost certificate) for the shares of Convertible Preferred Stock to be redeemed.  From and after the date of any such redemption, unless the Corporation shall fail to pay the Redemption Price in accordance with this paragraph (d), all rights of the holders of shares of Convertible Preferred Stock so redeemed (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock in connection with any Redemption Request are insufficient to redeem the total number of shares of Convertible Preferred Stock to be redeemed pursuant Redemption Requests on any date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of shares Convertible Preferred Stock to be redeemed based upon their total Redemption Price applicable to their shares of Convertible Preferred Stock which are subject to redemption pursuant to outstanding Redemption Requests received by the Corporation as of such date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem as a result of any Redemption Request but which it has not redeemed.

Section 5.  Conversion.

(a)  Right to Convert; Conversion Formula. Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time following the Original Issue Date at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Convertible Preferred Liquidation Preference Amount by the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such ratio being the “Conversion Rate”). The “Conversion Price” shall initially be $1.84; provided, however, that the Conversion Price shall be subject to adjustment as set forth in this Section 5.

(b)  Automatic Conversion. Upon the election of holders of 80% of the then outstanding Convertible Preferred Holders at any time, all Convertible Preferred Stock then outstanding (or any pro rata portion thereof designated by holders of 80% of the then outstanding Convertible Preferred Holders in such election) shall automatically be converted into shares of Common Stock at the Conversion Rate in effect on the date of such election.

(c)  Mechanics of Conversion. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, but in no event more than five business days thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Convertible Preferred Stock to be converted, or (ii) if applicable, at the time of automatic conversion specified in Section 5(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act pursuant to a contractual right granted to the holders of Convertible Preferred Stock, then the conversion may be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Convertible Preferred Stock shall not be deemed to have converted such Convertible Preferred Stock until immediately prior to the closing of such sale of securities.  Subject to the terms hereof, in connection with any redemption of the Convertible Preferred Stock pursuant to Section 4, a conversion of the Convertible Preferred Stock may be effected by the holder thereof at any time prior to a Redemption Date, irrespective of delivery of a Redemption Notice.

(d)  Adjustments to Conversion Price for Dividends, Stock Splits, Subdivisions and Combinations. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable solely in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(e)  Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 5(e), the holders of the Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)   Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock or  merger or sale of assets transaction (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or in Section 3), provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which such holder would have been entitled receive if all shares of Convertible Preferred Stock had been converted into Common Stock immediately prior to such recapitalization or merger or sale of assets transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Convertible Preferred Stock after the recapitalization or merger or sale of assets transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect) shall be applicable after that event as nearly equivalent as may be practicable.

(g)  No Fractional Shares; Certificate as to Adjustments.

(i)  No fractional share shall be issued upon the conversion of any share or shares of the Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(ii)  Upon the occurrence of each adjustment or readjustment of the Conversion Price of Convertible Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Convertible Preferred Stock.

(h)  Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than regularly scheduled quarterly dividends payable on each Quarterly Dividend Payment Date in accordance with Section 2) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Amendment.

(j)  Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Convertible Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, or when sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at his address appearing on the books of the Corporation.

Section 6.  Voting Rights.

(a)  Voting Rights Generally. Except as expressly provided by these Articles of Amendment or as provided by law, the holders of Convertible Preferred Stock shall have the same right to vote on all matters on which the holders of Common Stock have the right to vote and the holders of Convertible Preferred Stock shall be entitled to notice of any shareholders’ meeting or action as to such matters on the same basis as the holders of Common Stock, and the holders of Common Stock and Convertible Preferred Stock shall vote together thereon as if a single class on all such matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Convertible Preferred Stock shall be entitled to the number of votes per share equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted.  Fractional votes of the Convertible Preferred Stock shall be permitted when the Convertible Preferred Stock votes as a class.  Fractional votes of the Convertible Preferred Stock shall not, however, be permitted when the Convertible Preferred Stock and Common Stock vote together as if in a single class and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded downward to the nearest whole number.

(b)  Action by Less than Unanimous Written Consent. Any action required or permitted to be taken by the holders of the Convertible Preferred Stock acting as a separate class at any meeting of the Corporation’s shareholders may be taken without a meeting or a vote if the action is taken by the holders of Convertible Preferred Stock holding of record, or otherwise entitled to vote, in the aggregate no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Convertible Preferred Stock entitled to vote on the action were present and voted. To the extent prior notice is required by law, any advance notice required by statute to be given to nonconsenting holders of Convertible Preferred Stock shall be made at least one (1) business day prior to the effectiveness of the action, or such longer period as required by law. The form of this notice shall be sufficient to appraise the nonconsenting holders of Convertible Preferred Stock of the nature of the action to be effected, in a manner approved by the directors of the Corporation or by the committee or officers to whom the Board has delegated that responsibility.

Section 7.  Protective Provisions.

(a)  For so long as 50% of the Convertible Preferred Stock remains outstanding, the Corporation shall not without first obtaining the approval of the holders of a majority of the then outstanding shares of Convertible Preferred Stock (voting separately as a class):

(i)   authorize to issue or obligate itself to issue any Senior Stock;

(ii)  declare or pay any dividends on any Junior Stock, including without limitation, the Common Stock;

(iii)  increase or decrease (other than by redemption or conversion) the total number of authorized shares of Convertible Preferred Stock;

(iv)  alter or change the rights, preferences or privileges of the Convertible Preferred Stock so as to affect materially and adversely such shares; or

(v)  increase the authorized capitalization of the Corporation or otherwise effect any amendment of any provision of this Restated Articles of Incorporation or the bylaws of the Corporation that adversely affects the rights or preferences of the Convertible Preferred Stock.

Section 8.  Status of Converted and Redeemed Stock.  In the event that any shares of Convertible Preferred Stock shall be redeemed pursuant to Section 4 or converted pursuant to Section 5, the shares so redeemed or converted shall be retired and canceled. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions set forth in this Certificate of Incorporation, but shall not be reissuable as shares of Convertible Preferred Stock.

4.         The foregoing Amendment to the Certificate of Incorporation of the Corporation was authorized by a resolution of a Special Committee of the Board at a meeting thereof duly held on June 25, 2013, pursuant to authority granted by the Board to such Special Committee at a meeting thereof duly held on April 26, 2013 and in accordance with the authority vested in the Board by Article THIRD of the Certificate of Incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer as of the 28th day of June, 2013.

FORWARD INDUSTRIES, INC.

By:	/s/ Robert Garrett Jr.
	Name:	Robert Garrett Jr.
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

FORWARD INDUSTRIES, INC.

(Under Section 805 of the Business Corporation Law)

Date:	June 28, 2013

Filed by:	Louis J. Marasco, Jr.
c/o Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street, 3rd Floor
New York, NY 10022